Exhibit 23.1

                              Accountants' Consent



         We consent to the incorporation by reference in the registration statement of Pointe Financial Corporation on Form S-8, of our report dated February 14, 1998, on our audits of the consolidated balance sheets of Pointe Financial Corporation as of December 31, 1997 and 1996 and related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ending December 31, 1997, which report is included in the Registration Statement on Form SB-2. We also consent to the reference to our firm under the caption, "Experts."



/s/ Hacker, Johnson, Cohen & Grieb PA
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HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
August 12, 1998